EXHIBIT 2.1



                      REORGANIZATION AND TRANSFER AGREEMENT

             AGREEMENT, made as of this 20th day of July, 2000 by and between TV Filme, Inc., a Delaware corporation, with its principal office at c/o ITSA - Intercontinental Telecomunicacoes, Ltda., SCS, Quadra 07-Bloco A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia-DF, Brazil (the "Company"); and ITSA Ltd., a Cayman Islands corporation, with its principal office at c/o ITSA - Intercontinental Telecomunicacoes, Ltda., SCS, Quadra 07-Bloco A, Ed. Executive Tower, Sala 601, 70.300-911 Brasilia-DF, Brazil (the "Reorganized Company"), each a Party and together the Parties.

                              W I T N E S S E T H :

             WHEREAS, on January 26, 2000, the Company filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code, with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court "), Case No. 00-342 (PJW) (the "Bankruptcy Case"); and
             WHEREAS, pursuant to an Order dated April 10, 2000, the Bankruptcy Court confirmed the Company's First Amended Plan of Reorganization dated
February 29, 2000 (the "Plan"), which Plan sets forth the terms of a reorganization pursuant to which, among other things, the Reorganized Company will be the successor to the Company and the Company will be dissolved (the "Reorganization"). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan. NOW, THEREFORE, in consideration of the promises herein, and other valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

             1. On the Effective Date, by this Agreement title to all of the assets of the Company are hereby transferred to the Reorganized Company (the "Transfer"), including, without limitation, (i) the Company's shares of ITSA-Intercontinental Telecomunicacoes Ltda., a Brazilian limitada ("ITSA"),
(ii) the Company's shares of TV Filme of Cayman Ltd., a Cayman Islands company and wholly-owned subsidiary of the Company ("Old TVF Cayman"), (iii) the Company's shares of Filme Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("TVF Sub"), (iv) an intercompany note owed by ITSA to the Company in the original principal amount of U.S.$140 million (the "ITSA Note") (which amount shall be reduced to the New Note Amount and be represented by the New Senior Notes) , and (v) any other assets of the Company (other than the Claims Reserve discussed below, to the extent it is necessary to pay Allowed Claims against the Company), and the Reorganized Company will be the successor in interest to the Company in respect of such assets but will not assume any liabilities of the Company, all of which shall be discharged as provided in the Plan.
             2. On the Effective Date, the Company will contribute as equity to its subsidiary, ITSA, a portion of the ITSA Note which is equal to U.S.$105 million. The terms of the remaining amount (i.e., U.S.$35 million) due on the ITSA Note will be amended and restated



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and New Senior Notes issued by ITSA in the principal  amount of U.S.$35  million will be assigned by the Reorganized Company to the holders of the Company's Senior Notes.

             3. The Reorganized Company has agreed to act as Disbursing Agent pursuant to the terms of the Plan. On the Effective Date, the Company through the Disbursing Agent will use the Claims Reserve to pay in full all Allowed Claims of the Company, except to the extent the holders of Senior Notes have agreed to restructure the indebtedness of the Company to such holders, pursuant to the Plan.

             4. In consideration for the Transfer, and in exchange for their existing Senior Notes in the Company, on the Effective Date, the holders of Senior Notes will receive a U.S.$25 million cash payment from the Claims Reserve and their existing Senior Notes (in the aggregate principal amount of U.S.$140 million plus interest) will be converted into (i) New Senior Notes in the New Note Amount (equal to the aggregate principal amount of U.S.$35 million) and
(ii) 80% of the new common stock of the Reorganized Company. In addition, on the Effective Date, the Company will pay from the Claims Reserve a commitment fee, totaling U.S.$500,000, in connection with the U.S.$10 million Exit Financing to be provided to the Reorganized Company by the Specified Holders. The procedures for the above-referenced distributions to holders of Senior Notes are set forth in the Plan.

             5. In partial consideration of the future services of certain management employees of the Reorganized Company, on the Effective Date, Compex Holdings, a newly-formed Cayman Islands corporation, will receive 15% of the new common equity of the Reorganized Company.

             6. In consideration for the Transfer, and in exchange for their existing common stock in the Company, on the Effective Date, existing common stockholders of TV Filme, Inc. will receive in the aggregate 5% of the new common stock of the Reorganized Company. The procedures for such exchange of stock are set forth in the Plan.

             7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

                 (a) ORGANIZATION, STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                 (b) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to incur and perform the obligations provided for herein and in the Plan and related Implementation Documents, all of which have been duly authorized by all necessary and proper corporate action.

                 (c) DUE EXECUTION; BINDING AGREEMENTS. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its terms.

             8. REPRESENTATIONS AND WARRANTIES OF REORGANIZED COMPANY. The Reorganized Company represents and warrants as follows:


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                 (a) ORGANIZATION,  STANDING AND QUALIFICATION.  The Reorganized
Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands.

                 (b) AUTHORITY. The Reorganized Company has all requisite corporate power and authority to enter into this Agreement and to incur and perform the obligations provided for herein and in the Plan and related
Implementation Documents, all of which have been duly authorized by all necessary and proper corporate action.

                 (c) DUE EXECUTION; BINDING AGREEMENTS. This Agreement has been duly executed and delivered by the Reorganized Company. This Agreement constitutes the valid and legally binding obligations of the Reorganized Company, enforceable in accordance with its terms.

             9. GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by the internal laws of New York, without regard to principles of conflicts of law.

             10. BENEFIT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.

             11. NOTICES. Any notice required or permitted by this Agreement to be given to either the Company or the Reorganized Company will be deemed to have been received: (1) no later than 24 hours after transmission, if transmitted by facsimile or electronic mail with confirmation of delivery; (2) two business days, if sent by nationally recognized overnight courier service; or (3) five business days after deposit in the mail, registered or certified, postage prepaid.

             In the case of the Company, send notice to:

                c/o ITSA-Intercontinental Telecomunicacoes Ltda.
                SCS, Quadra 07-Bloco A
                Edificio ExecutiveTower, Sala 601
                Brasilia-DF
                70.300-911 BRAZIL
                Attn:  Hermano Studart Lins de Albuquerque
                Fax:  011-55-61-323-5660

             with a copy to:

                Kelley Drye & Warren LLP
                101 Park Avenue
                New York, New York  10178
                Attn:    Mark I. Bane, Esq. and
                         Karen Ostad, Esq.
                Fax:  (212) 808-7897



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                and

                Kelley Drye & Warren LLP
                Two Stamford Plaza
                281 Tresser Boulevard
                Stamford, CT  06901
                Attn:  John T. Capetta, Esq.
                Fax:  (203) 327-2669

             In the case of the Reorganized Company, send notice to:

                c/o ITSA-Intercontinental Telecomunicacoes Ltda.
                SCS, Quadra 07-Bloco A
                Edificio ExecutiveTower, Sala 601
                Brasilia-DF
                70.300-911 BRAZIL
                Attn:  Hermano Studart Lins de Albuquerque
                Fax:  011-55-61-323-5660

             with a copy to:

                Maples & Calder
                Ugland House
                P.O. Box 309, South Church Street
                Georgetown
                Grand Cayman, Cayman Islands
                BWI
                Attn:  Rebecca Steller, Esq.
                Fax:  (345) 949-8080

             12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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             IN WITNESS  WHEREOF,  the parties have duly executed this Agreement as of the date set forth above.

                                  TV FILME, INC.



                                  By:/s/ Hermano Studart Lins de Albuquerque
                                     ---------------------------------------
                                     Name:  Hermano Studart Lins de Albuquerque
                                     Title: Chief Executive Officer



                                  ITSA Ltd.



                                  By:/s/ Hermano Studart Lins de Albuquerque
                                     ---------------------------------------
                                     Name:  Hermano Studart Lins de Albuquerque
                                     Title: Chief Executive Officer